Exhibit 99.2

OPENTV CORP. Q3 2004 Investor Conference Call
Transcript of Prepared Remarks
November 4, 2004
2:00 p.m. PST

Operator: Good day everyone and welcome to the OpenTV third quarter earnings conference call. Today’s call is being recorded. At this time, I would like to turn the conference over to Mr. Jim Chiddix, Chairman and Chief Executive Officer. Please go ahead Mr. Chiddix.

Jim Chiddix: Thank you very much. Good afternoon and welcome to the OpenTV 2004 third quarter earnings call. With me today is Rich Hornstein, our Senior Vice President and Chief Financial Officer and Scott Wornow, our Senior Vice President and General Counsel. Before we start, I’ll ask Scott to give preparatory remarks. Scott?

Scott Wornow: Thank you Jim. Before we begin, I would like to remind you that during the conference call today, members of OpenTV’s management will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements. For example, our ability to expand our markets and our product offerings or to maintain positive momentum, are forward-looking statements. For a detailed discussion of factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described on our quarterly report on Form 10-Q for the quarter ended September 30, 2004, which we expect to file early next week, our annual report on Form 10-K for the year ended December 31, 2003 and the other documents that we have filed and may in the future file with the Securities and Exchange Commission.

These documents can be viewed on our web site or on the SEC’s web site. We undertake no obligation to update or revise any of our forward-looking statements whether as the result of new information, future events or otherwise. In addition, during this call, we will also refer to certain non-GAAP financial measures that we believe are helpful to investors in understanding our business and performance. We have included a reconciliation of these measures to GAAP measures in our earnings release which was issued today. That information will be available on the Investor Relations page of our web site. We’ll also make available a webcast replay of this call on our web site, together with a transcript of this call, and with that I’d like to turn the call back to Jim.

Jim Chiddix: Thank you Scott. We’ll start today with a review of our third quarter of 2004 financial results. Following Rich’s summary, I’ll provide a review of third quarter accomplishments and then we’ll open up the call to questions. Rich?

Rich Hornstein: Thanks Jim. For the third quarter, revenues decreased slightly from the same quarter of 2003, while we continued to reduce our expenses. Our revenues in the third quarter decreased three percent to $16.6 million, compared to $17.1 million in the third quarter of 2003. Revenue for the third quarter was adversely affected by timing differences caused by a royalty report that we received after quarter end. As a result of that, we expect to record approximately $1.6 million of revenues in the fourth quarter related to this late report. We continue to work with customers to help them report their box shipments in a timely manner.

Operating expenses in the third quarter improved by 22 percent, declining from $29 million for the third quarter of 2003 to $22.7 million for the third quarter of 2004. Cost of revenues improved by 40 percent to $8.1 million for the third quarter of 2004, compared to $13.5 million in the third quarter of 2003. ACTV and BettingCorp collectively accounted for a decrease of $800,000 and Wink Communications accounted for a decrease of $2 million. Also, there was a decrease of $2.3 million relating to past and developed technology, which were fully amortized in 2004. Certain staff costs, which were reallocated to research and development, were offset by salary increases.

Sales and marketing expenses decreased by $800,000, primarily due to the termination of a market development funds contract from Wink Communications. Research and development expenses increased 28 percent to $7.3 million in the third quarter of 2004, compared to $5.7 million in the third quarter of 2003. The increase was due to the reallocation of staff from operations to research and development, related activities and certain salary increases.

Sales and administrative expenses decreased 12 percent to $3.7 million in the third quarter of 2004, compared to $4.2 million in the third quarter of 2003. Our net loss for the quarter improved by 60 percent to $4.8 million compared to a net loss for the prior year of $11.9 million. On a non-GAAP basis, our adjusted EBITDA before unusual items improved by 35 percent to a loss of $3.6 million for the quarter ended September 30, 2004, compared to a loss of $5.5 million for the quarter ended September 30, 2003. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA removes the effects of amortization of intangible assets, amortization of share-based compensation, other income and minority interests. We presented adjusted EBITDA before unusual items because we believe these unusual items occurred outside the ordinary course and we believe it appropriate to bring these items to investor attention consistent with the way we look at the financial aspects of our business.

For the quarter ended September 30, 2004, these unusual items were $600,000, removing the effects of a net credit for restructuring costs that had been previously recorded and accrued for in 2002. On a comparative basis, for the quarter ended September 30, 2003, there were restructuring costs of $200,000. We have provided a reconciliation of adjusted EBITDA before unusual items to net loss as the GAAP measure in our earnings release.

We ended the quarter with cash and cash equivalents and marketable debt securities of $52 million, down from $57 million as of the end of June 2004 due, primarily, to cash used to fund operations. As of September 30, 2004, we had 389 employees, down from 392 at the end of June 2004. With that I will now turn the conversation back to Jim.

Jim Chiddix: Thank you Rich. I’m pleased by the financial results for this quarter. They’re positive, driven principally by continued middleware deployments and royalties. Operating expenses continue to decline, resulting in a significant improvement in adjusted EBITDA, before unusual items, as Rich mentioned. While revenue was down slightly, that was really just due to a timing difference related to a royalty report.

Having been at OpenTV now for about seven months, I have a much better sense of our assets and the opportunities available to us. The OpenTV foundation, our worldwide installed base of approximately 47 million set-top boxes on 44 different networks and our extensive experience, enable us to deliver a stable, mature middleware product to operators, allowing them to generate additional revenue with innovative offerings, from interactive advertising and games to customer care and enhanced television. Among the benefits of our software platform for our customers is faster time to market for applications, which can be in a matter of days or weeks instead of months or years, when applications have to be individually integrated. In addition, this platform allows our customers to run a mixed universe of box models from manufacturers. This allows the use of lower cost or more capable boxes very quickly.

Middleware is fundamentally an operating system for the operator’s entire network, and we have more experience with middleware than anyone else in the world. The value of this will increase as digital deployments grow and as competition between operators continues to heat up.

A specific enhancement we’ve made to our middleware is a next generation PVR solution that significantly reduces the time and cost required to deploy a fully functional PVR. This also allows a uniform experience — again, where an operator may have a mixed universe of PVR boxes and PVR hardware from a variety of vendors. Our PVR 2.0 software is the first PVR solution which records interactivity. This supports time shifting, not just of the video programming but also the interactive features that go with that programming, and if one believes, as our customers do, that interactivity adds value to television, then that feature should be there regardless of whether customers are watching in real time or on a time shifted basis.

PVR 2.0 also supports any number of tuners that may exist in a given piece of hardware and supports outputs to any number of television sets. This allows additional features and it also supports home network solutions that have been implemented in hardware. It also supports push VOD, where video assets are stored on a hard drive and made available on an on-demand basis to customers. It also supports targeted advertising from the hard drive. This new extension to our middleware provides a revenue benefit to us as operators roll out new kinds of boxes with licenses to these features and obviously, it supports benefits for customers taking advantage of the features. The first roll out of PVR 2.0 is planned to start in the second quarter of 2005 and up to five additional launches are being negotiated for next year.

To recap some important announcements from the quarter, in September we signed a key five-year license agreement with UnitedGlobalCom, Europe’s largest cable operator, allowing UGC affiliates in Europe to deploy OpenTV middleware and other products and applications. This is the third largest cable MSO in the world and has operations in 14 countries. The largest operations are based in Europe, where there are approximately 8.5 million customers in 11 countries and the system is in the middle, or is at the beginning of a process of converting from analog to digital, so this has great potential for our company as we support this migration with our products. UGC has already launched digital service in France, using our middleware, and will be converting all current and future customers of its UPC-direct satellite service in Central and Eastern Europe, to the OpenTV platform, as well. We, also, expect that in the next year or so, UGC will launch interactive games on this platform, including ours.

We’ve also renewed a network license agreement with Austar United Communications, which is the second largest operator in Australia. This allows us to continue to supply a broad range of interactive television applications and products to Austar.

Also of note this last quarter, was the use by EchoStar of the election mosaic that we developed for them. This is a six-screen display that on the days leading up to election day and on election day, allowed their customers to watch six different network feeds, covering the election simultaneously and to switch the audio between those six feeds or to zoom into one of the networks, if that looked particularly interesting. This follows up on a similar application we developed for EchoStar for the Olympics and is something that has proven very useful to our customers around the world.

I’d like to talk a little bit about the advertising opportunity that’s ahead of us. In the past, I’ve talked a bit about our targeted and interactive advertising products. We have an asset called AdVision, which is a traffic and billing system. This was part of our ACTV acquisition. As the advertising models on television change with audience fragmentation and ad skipping, we can provide to network operators, not only new kinds of advertising technologies but also, a back-end system, which allows them to keep track of this new kind of inventory, to sell it and to get paid for it. So we think that this is going to be an important part of our building a suite of services which support new kinds of advertising. It’ll be important to us and to our customers.

I’d like to close with just a few comments on where 2005 is heading. We expect to continue to rein in expenses and to narrow losses dramatically. We expect to sell additional products into Europe where we have a very large installed base. We expect to grow our other businesses around the world and we’re working to achieve significant U.S. cable middleware and application deals.

In closing, I’m very pleased with the current state of the business, with the team here at OpenTV, the technology and of course, our customers. We’re working hard to grow existing businesses and to develop new ones. We will continue to invest in our future growth. With that we’ll turn the call over to questions. Operator?

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